EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office

3697 Mt. Diablo Blvd., Suite 310

Lafayette, CA 94549

(925) 283-4573

Fax (925) 283-4984

FOR IMMEDIATE RELEASE

Contact:	Andrew Tammen Central Garden & Pet (925) 283-4573

CENTRAL GARDEN & PET TO ACQUIRE ASSETS

OF NEW ENGLAND POTTERY, INC.

Lafayette, California, January 26, 2004 – Central Garden & Pet Company (NASDAQ: CENT) announced today that it has agreed to acquire substantially all of the assets of New England Pottery, Inc., a portfolio company of Heritage Partners. The purchase price is approximately $69 million.

Based in the Foxboro, Massachusetts, New England Pottery, Inc. markets and sells decorative pottery and seasonal Christmas products. Its proprietary brand names include “New England Pottery” and “GKI/Bethlehem Lighting.” Annual sales are approximately $75 million.

Consummation of the acquisition, which is expected to occur in February, is subject to satisfaction of regulatory requirements and other customary closing conditions.

“This acquisition is another important step forward in the development of our branded products business and provides us with two more premium brands,” said Glenn Novotny, President and Chief Executive Officer of Central. “New England Pottery is the largest marketer and supplier of decorative pottery in the Northeast and Mid-Atlantic area. This is an excellent strategic fit with our Norcal Pottery brand and strengthens our innovative product development and national coverage capabilities. In addition, GKI/Bethlehem Lighting, which includes seasonal lighting, pre-lit foliage and glass ornaments, will help to offset the seasonality of our lawn and garden business. We are pleased to have Alan Antokal and Larry Gitlitz, the founders of New England Pottery, continue to lead New England Pottery.”

Lazard Frères & Co. acted as Central’s financial advisor in the transaction.

Central will discuss both the New England Pottery and Kent Marine acquisitions and update its 2004 earnings guidance on its February 5, 2004, first quarter earnings call.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

Heritage Partners, with $1.4 billion in capital under management, is the leading private equity firm specializing in family businesses.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings.

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